Exhibit 10.13
PENSION BENEFITS FOR DAVID N. WEIDMAN
     The following is a description of the pension benefits to which David N. Weidman, President and Chief Executive Officer of Celanese Corporation (the “Company”) will be entitled to participate as part of his compensation package with the Company, as described in Mr. Weidman’s employment agreement (the “Employment Agreement”), which was filed with the Securities and Exchange Commission as Exhibit 10.25 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Although Mr. Weidman’s Employment Agreement expired pursuant to its terms on December 31, 2007, the pension benefits awarded pursuant to his Employment Agreement have vested and are still effective as of the date of this filing. This description is provided pursuant to Item 601(b)(10)(iii) of Regulation S-K.
     Pursuant to the terms of the Employment Agreement, Mr. Weidman is entitled to participate in the same pension benefit formula on substantially similar terms as the former members of the board of managers for Celanese AG, the Company’s indirect subsidiary, as summarized below.
     The promised pension benefit becomes fully vested once Mr. Weidman attains five (5) years of Company service and is paid after Mr. Weidman leaves the Company or reaches the age of 60, whichever is later. The amount of the pension is calculated as the product of the escalation factor of 1.8% , the number of qualifying years of service and the pensionable income. In this calculation, the number of qualifying years of service is limited to 30. Consequently, the maximum figure is 54% of the pensionable income. Qualifying years of service are all complete years of service since September 1, 2000, spent in Celanese Corporation and its subsidiaries and in Hoechst Aktiengesellschaft and its subsidiaries.
     The pensionable income is calculated as the sum of the average basic annual salary of the last three calendar years prior to retirement and the average annual bonus of the last three calendar years prior to retirement insofar as these shall be qualifying years of service.
     The following are offset against this pension: (i) payments under all other qualified and non-qualified plans paid by the Company and its affiliates (excluding payments attributable to employee contributions) and (ii) social security pension benefits acquired during qualified years of service at a rate of 50%.
     In the event of an early disability, the pension benefit is paid for the duration of the disability. From the age of 60 onwards, the payment is continued at the same level as an old-age pension in case the disability persists. In the event of death, the pension is to be paid to the spouse and unmarried children entitled to maintenance. All other Celanese-financed benefits, if any, are offset against the survivors’ pension.